Exhibit 99.1

VECTOR VENTURES CORP. Analipseos 30 Apt. #25, 52236 Panorama, Thessaloniki, Greece.
Symbol: NTEE	Vector Announces Loan Transaction	November 17, 2006

Thessaloniki, Greece -November 17, 2006-Vector Ventures Corp. ("Vector") (OTCBB: VCVC) announced today that Vector issued a promissory note for an aggregate total of $250,000 to one arms length party (the "Note").

The Note is due and payable in full one year from the date of issuance. The Note bears interest at an annual rate of 10% percent per annum. The principal amount received under the Note is being used by Vector to advance a bridge loan to Elite FX Inc., a Florida corporation involved in the beverage industry.

Vector has entered into a bridge loan agreement (the "Loan Agreement") with Elite, pursuant to which, Vector has loaned Elite US$ 250,000. The Loan Agreement includes a secured promissory note for US$ 250,000 (the "Elite Note") and corresponding security interest agreement (the "Security Agreement").

The Elite Note is due and payable six months from the date of issuance. The Elite Note bears regular interest at an annual rate of 10% percent per annum

VECTOR VENTURES CORP.

/s/ Kristian Kostovski

Per:

Kristian Kostovski, President & C.E.O.

For further information please contact:

Kristian Kostovski, President

Telephone: 011-30-697-366-9834

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although Vector believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of a variety of factors